Corporate Name

Corporation Name:	FLORA GROWTH CORP.
Corporation Number:	2685552

Directors:

Minimum Number of Directors:	1
Maximum Number of Directors:	10

Shares And Provisions

Description of Changes to Classes of Shares
The classes and any maximum number of shares that the corporation is authorized to issue:

The articles of the Corporation are amended by consolidating the issued and outstanding common shares of the Corporation on the basis of twenty (20) pre-consolidation common shares to one (1) post-consolidation common share; provided that, if as a result of the consolidation, a holder of common shares would otherwise be entitled to a fraction of a common share, the number of post-consolidation common shares issuable to such shareholder shall be rounded down to the next lesser whole number of common shares.

Description of Changes to Rights, Privileges, Restrictions, and Conditions
The corporation amends the Rights, Privileges, Restrictions and Conditions as follows (please be specific):

Description of Changes to Restrictions on Share Transfers
The corporation amends the Restrictions on Share Transfers as follows (please be specific):

Description of Changes to Restrictions on Business or Powers
The corporation amends the Restrictions on Business or Powers as follows (please be specific):

Description of Changes to Other Provisions
The corporation amends the Other Provisions as follows (please be specific):

Shareholder/Directors Authorization and Effective Date

The resolution authorizing the amendment was approved by the shareholders/directors (as applicable) of the corporation on:	2023-06-06
Requested Date for Amendment:	2023-06-09

Terms and Conditions

Terms and Conditions
The following are the Terms and Conditions for filing with the Ministry of Public and Business Service Delivery ("Ministry") under the Business Corporations Act, Business Names Act, Corporations Act, Corporations Information Act, Extra-Provincial Corporations Act, Limited Partnerships Act and Not-for-Profit Corporations Act, 2010.

Agreement to these Terms and Conditions by the following persons and entities is a mandatory condition of filing: (i) the person(s) signing or otherwise authorizing the filing and any person(s) acting on their behalf (collectively, the "authorizers"); and (ii) the corporation or other entity that is the subject of the filing (the "entity") and any person(s) acting on behalf of the entity

These Terms and Conditions are made under the authority of the requirements established by the Director or Registrar appointed under the applicable Act. These Terms and Conditions are in addition to and subject to the applicable Acts, regulations and requirements of the Director or Registrar.

By proceeding with this filing under any of the above-named Acts, the authorizer(s), the entity and any person(s) acting on behalf of the entity accept and agree to be bound by these Terms and Conditions.

1. The sole responsibility for correctness and completeness of the filing, and for compliance with the applicable Act and all

regulations and Director's or Registrar's requirements made under it, lies with the authorizer(s) and the entity. The authorizer(s), the entity and any person(s) acting on behalf of the entity agree that any information provided by the Ministry in or related to the making of a filing is not legal advice, and that they have obtained their own legal or other advice as appropriate.

2. All filings must meet any signature or authorization requirements established by the Director or Registrar under the applicable Act. Where signatures are required for electronic filing, the applicable articles, application, declaration, other approved form or other document must be saved or printed and signed in accordance with the instructions provided. The entity must keep a properly executed version of the applicable document in paper or electronic format, together with any records that may exist related to an electronic signature, if signed by electronic signature, as follows: If the subject of a filing is a corporation, the corporation must keep these documents and records at its registered office. If the subject of the filing is an Ontario limited partnership, the limited partnership must keep these documents and records at the limited partnership's principal place of business in Ontario. If the subject of the filing is an extra-provincial limited partnership that does not have a principal place of business in Ontario, the extra-provincial limited partnership must keep these documents and records at the address of the limited partnership's attorney and representative in Ontario set out in the declaration filed under the Limited Partnerships Act and stated in the power of attorney executed under the Act. If required by notice from the Director or Registrar, the corporation, limited partnership, the attorney and representative in Ontario or other person as applicable must provide a copy of the properly executed version of the applicable document to the Director or Registrar within the time period set out in the notice, together with any records that may exist related to an electronic signature, if signed by electronic signature.

3. In addition to retaining and filing supporting documents in accordance with the applicable Act and regulations, the entity must keep a copy of all filed supporting documents and provide a copy in accordance with any written notice from the Director or Registrar. In the case of a consent from a Minister or the Public Guardian and Trustee (PGT) that is required to support a filing made by a corporation, the corporation agrees that the Ministry may contact that Minister or the PGT, as applicable, to confirm that the necessary consent has been obtained and to record this in the electronic business registration system maintained by the Ministry.

4. The entity assumes full responsibility for any risk of confusion or legal action, including the risk of a lawsuit or name hearing under the applicable Act, resulting from a filing that sets out a name that is the same or similar to that of an existing corporation, business name or trademark, or that is otherwise contrary to the applicable Act or regulations.

5. Filings must be made in the required form and format, and must meet the technical requirements or other specifications and requirements established by the Director or Registrar.

6. Valid email address(es) must be provided as specified in the transaction for administrative purposes, and all mandatory fields must be completed.

7. The business information provided in this filing may be shared with other government bodies. The business information that is collected may be used and disclosed for the purpose of administering their programs.

8. Payment of the required fee must be made at the time of submission, and any certificate or other documentation issued by the Ministry is subject to compliance action and cancellation if payment is disputed or fraudulent. Payment of fees for electronic filings must be made electronically using the payment options provided.

9. If an application is for a corrected certificate, and the application is approved under the applicable Act, the corporation or limited partnership as applicable will be notified when the certificate has been issued. The corporation or limited partnership, as applicable, agrees to review the issued corrected certificate in the records maintained by the Ministry forthwith and to confirm that the issued certificate corresponds with the final approved application for correction. The corporation or limited partnership, as applicable, agrees to be responsible and assume all liability for any discrepancies between the issued corrected certificate and the final approved application if these are not immediately brought to the attention of the Ministry.

10. If this is a new filing, a company key consisting of a unique series of digits will be provided electronically by the Ministry to the entity at the time of completion of the transaction, together with the final documentation for the transaction. If this is not a new filing, the entity will have received a company key. The company key provides authority over the entity; by proceeding with this transaction, any person(s) acting on behalf of the entity is confirming that they are duly authorized by the entity.

11. The company key will be required for any subsequent paper or online filings regarding the entity. The entity is responsible for the care and control of the company key. The entity is responsible for treating this key as confidential information and not sharing it unless it is in the course of providing delegated authority to a trusted service provider or trusted intermediary to make filings on their behalf. The recipient of the company key agrees to notify the Ministry as soon as they become aware that the key has been lost, stolen or misused to request a replacement key. The entity agrees to be responsible and assume all liability for all filings authorized by the key in respect of the entity. Unauthorized use of the company key or delegated authority may result in suspension of access to the electronic business registration system.

12. The Ministry may take appropriate compliance action at any time if it comes to the attention of the Ministry that a filing does not comply with the applicable Act, regulations or the requirements of the Director or Registrar.

13. The Acts set out penalties, including fines, for submitting false or misleading information.

14. The corporation agrees to file restated articles at any time required by the Director under the Business Corporations Act or Not-for-Profit Corporations Act, 2010.

15. Where a filing under the Business Corporations Act, Extra-Provincial Corporations Act or Not-for-Profit Corporations Act, 2010 must be supported by an Ontario biased or weighted Nuans search report, and the identifying information is provided, the authorizer(s) consents for the Director appointed under the Act or other person delegated by the Director to retrieve the Nuans report directly from the appropriate department of the Government of Canada. The corporation agrees to keep a copy of the Nuans

report in electronic or paper format at the corporation's registered office.

16. A corporation under the Business Corporations Act or Not-for-Profit Corporations Act, 2010 that continues out of Ontario agrees to file with the Ministry a copy of the instrument of continuance issued to it by the other jurisdiction within 60 days after the date of issuance.

17. If this is a filing made in respect of an arrangement under the Business Corporations Act or Not-for-Profit Corporations Act, 2010, the corporation acknowledges that it must give the Director notice of the application to the court and that the Director is entitled to appear in court and be heard in person or by counsel. The corporation agrees to submit the required notice and a draft copy of the Plan of Arrangement under the applicable Act for review through the electronic system maintained by the Ministry at least seven business days before seeking an interim and/or final order with the court. The corporation agrees to make changes required by the Director to ensure that the Plan complies with the applicable Act and Ministry requirements, and is capable of being implemented in the electronic system maintained by the Ministry under the applicable Act. The corporation agrees that if the Ministry does not receive a draft of the application or sufficient notice of the application, additional time may be required for review. The corporation acknowledges that the Ministry may seek an adjournment if the corporation fails to provide a draft of the application or sufficient notice of the application. The corporation agrees that if it obtains a court order without providing the required notice of the application to the Ministry, revisions may be required to any Plan of Arrangement attached to a court order and a further court order may be required before the articles of arrangement are endorsed.

Review Terms and Conditions

*** I, MATTHEW COHEN, have reviewed and accepted these Terms and Conditions set herein and confirm the accuracy of the information submitted.**
CAUTION - The Act sets out penalties, including fines, for submitting false or misleading information.

Authorization to Register

Signature: (signed) "*Matthew Cohen*" **Date:** June 7, 2023

Name and Title: Matthew Cohen, General Counsel

Signature: ______________ **Date:** ______________

Name and Title:

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